EXHIBIT 10.1

PRECISION THERAPEUTICS INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective as of April 1, 2018, by and between Precision Therapeutics Inc., a Delaware corporation (the “Company”), and Mr. Richard Gabriel (“Consultant”).

1.       Services. During the Term (as defined below), Consultant shall perform the consulting and other services requested by the Company from time to time in accordance with the Company’s requirements (collectively, the “Services”). Contractor shall diligently perform the Services in a competent, professional and workmanlike manner.

2.       Compensation. In consideration of Consultant’s promise to provide the Services, the Company shall pay Consultant cash compensation in the amount of $12,000 per month, payable [on regular payroll dates of the Company]. In addition, Consultant will on the date hereof receive a grant of 240,000 performance-based restricted stock units (“RSUs”) under the Company’s Amended and Restated 2012 Stock Incentive Plan, with the vesting and payment of the RSUs based on performance milestones as set forth on “Exhibit A” attached hereto. No other compensation, in any form, including benefits, will be provided to Consultant by the Company other than compensation to Consultant as a member of the Board of Directors or committees of the Board or as otherwise agreed in writing with the Company.

3.       Expenses. The Company shall, upon receipt of adequate supporting documentation, reimburse Consultant for reasonable and approved travel expenses incurred by Consultant in conducting the Services, subject to the Company’s travel and expense reimbursement policies, which may be amended from time to time.

4.       Independent Consultant. Consultant is an independent contractor of the Company. Consultant will have the right to perform services for other persons, firms, entities and associations during the Term. The Company and its agents and representatives shall have no right to control or direct the details, means or manner by which Consultant performs the Services.

5.        Confidential Information; Intellectual Property.

(a) Consultant acknowledges that the Company’s business and future success depends on the preservation of trade secrets and other confidential, proprietary information concerning the Company, its affiliates, suppliers and customers (“Confidential Information”). Confidential Information includes, without limitation: license agreements, patents (including pending patents), product development plans, processes, scientific data, operational methodologies, client information, product designs, product configuration knowledge, market surveys, product and marketing plans, procedural and technical manuals and practices, pricing methods, proposal terms, contract renewal dates, information about the qualifications of other employees and other such business information.

(b) Consultant agrees to protect and preserve Confidential Information as confidential both during and after the Term, whether Confidential Information is contained in a tangible medium, or merely remembered.

(c) During and after the Term, Consultant shall neither use, nor permit, assist or enable any other person to use, any Confidential Information in any way except for the benefit of the Company. Consultant agrees that all tangible material containing or in any way disclosing any Confidential Information is the Company’s exclusive property. Upon the termination or expiration of this Agreement, or at any earlier request of the Company, Consultant shall return all tangible materials containing Confidential Information to the Company. In addition, Consultant shall also assemble all tangible items of work-in-progress, notes, plans, and other materials related in any way to the Services and shall promptly deliver such materials to the Company.

(d) Consultant agrees that the provisions of this Agreement shall supplement, rather than replace, any other rights or remedies that the Company may have under any other agreement or under any applicable law for the protection of its intellectual property and trade secrets.

(e) Consultant hereby acknowledges and agrees that, to the fullest extent permitted by applicable law, all Inventions (as defined herein) shall be “works made for hire” as defined in 17 U.S.C. § 101, as amended (and as such concept is similarly defined under any applicable foreign laws) and as such will constitute the sole and exclusive property of the Company without any further action required on the part of either party hereto. To the extent that any Invention does not qualify as works made for hire, Consultant hereby assigns to the Company all rights to any such Inventions. If the foregoing assignment is invalid or ineffective for any reason, then Consultant hereby grants the Company a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in the Invention, and any patents, copyrights and/or trademarks (or other intellectual property or propriety registrations or applications) resulting therefrom. Furthermore, Consultant hereby forever waives and agrees never to assert any moral rights it may have in all or any part of any Invention, even after the termination of this Agreement. To perfect and effectuate the covenants contained in this Section, Consultant hereby further agrees to: (i) promptly and fully inform the Company in writing of all Inventions; (ii) promptly execute and deliver assignment or conveyance documentation to the Company evidencing that all of Consultant’s rights to all Inventions are the sole and exclusive property of the Company; and (iii) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and do such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

(f) For purposes of this Agreement, “Inventions” means discoveries, improvements, inventions, ideas and works of authorship (whether or not patentable or copyrightable or able to be trademarked, including all associated rights thereto under any copyright, trademark and/or patent applications, registrations, continuations in part, extensions and granted applications extending patent, copyright or trademark protections) made by Consultant, either solely or jointly with others, relating to any work performed by Consultant for the Company under this agreement based upon or derived from Confidential Information. Consultant further agrees to execute and deliver to the Company all such assignments, endorsements and other documents, and to take other such actions as the Company may reasonably request, in order to effectively transfer and assign the Inventions to the Company. “Inventions” does not mean discoveries, improvements and ideas and works of authorship (whether or not patentable or copyrightable or able to be trademarked) made by Consultant, either solely or jointly with others, (1) for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Consultant’s own time; (2) which does not relate (i) directly or indirectly to the business of the Company and (ii) to the Company’s actual or demonstrably anticipated research or development; and (3) which does not result from any of the Services performed by Consultant for the Company.

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(g) For purposes of this Agreement, “Confidential Information” does not include any information which is generally known or readily ascertainable by proper means, or which was available on a non-confidential basis prior to the disclosure of Confidential Information pursuant to this Agreement or information which could readily be obtained from someone else without any breach by Consultant or the supplier of such information of any contractual or other obligation of confidentiality and which Consultant is or would be free to disclose to others without restriction. In any dispute over whether information is or is not “Confidential Information,” it shall be Consultant’s burden to show that such information is not “Confidential Information.”

6.       Representations and Warranties. The Company and Consultant each hereby represent and warrant to the other that its or his respective execution, delivery and performance of this Agreement will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any agreement, license or other instrument or obligation to which it or he is now a party or by which it or he or any of its or his respective properties or assets may be bound or affected or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body, which would (or which violation would) prevent him from consummating the transactions contemplated herein or performing its or his respective obligations hereunder. Consultant represents and warrants to the Company that: (a) Consultant has the right to enter into this Agreement; (b) Consultant has no obligations to any other person or entity which are in conflict with Consultant’s obligations under this Agreement; and (c) Consultants performance of this Agreement will not infringe on the copyrights, trademarks, trade secrets or rights of others.

7.       Indemnification. Consultant will indemnify, defend and hold the Company (and its affiliates and their respective directors, officers, employees, successors, assigns, insurers and agents) harmless from all claims, damages, losses and expenses (including reasonable attorneys’ fees incurred on such claims and in proving the right to indemnification) arising out of or resulting from any claim, action or other proceeding that is based upon (a) Consultant’s breach of any obligations, representations or warranties under this Agreement or (b) any act involving gross negligence or willful misconduct of Consultant.

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8.       Term. This Agreement is effective for a period of six months from the date first written above and may be extended for successive three-month periods at the option of the Company (collectively, the “Term”); provided, however, that the Company may terminate this Agreement at any time and for any reason by giving not less than 30 days’ prior written notice to Consultant.

9.       General Provisions. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. This Agreement shall be governed by the laws of the State of Minnesota. The parties agree that Consultant’s qualifications to provide the services contemplated in this Agreement are unique and, as a consequence, Consultant will not have the right to assign any of his rights or delegate any of his obligations hereunder without the prior written consent of the Company.

agreed to by:

PRECISION THERAPEUTICS INC.	CONSULTANT
BY: /s/ Bob Myers	BY: /s/ Richard Gabriel
NAME: Bob Myers	NAME: Richard Gabriel
ITS: Chief Financial Officer

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